FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              NOTIFICATION OF REGISTRATION PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


        The undersigned Investment Company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  TLAC Variable Annuity Separate Account 2002

ADDRESS OF PRINCIPAL BUSINESS OFFICE:  One Tower Square, Hartford, CT 06183

TELEPHONE NUMBER:   (860) 277-0111

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

             Ernest J. Wright
             Secretary
             The Travelers Life and Annuity Company
             One Tower Square
             Hartford, CT 06183

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                      [X]  Yes                [  ]  No

        Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this Notification of Registration to be duly signed on behalf of the registrant in the City of Hartford and the State of Connecticut on the 20th day of September 2002.

                         TLAC VARIABLE ANNUITY SEPARATE
                         ACCOUNT 2002


                         By: The Travelers Life and Annuity Company


                         By:  *GLENN D. LAMMEY
                             -------------------------------------------------
                             Glenn D. Lammey
                             Executive Vice President, Chief Financial Officer Chief Accounting Officer

Attest:

*By: /s/Ernest J. Wright, Secretary
     Attorney in Fact